Exhibit 10.1

Engagement Agreement

This Engagement is signed by the two parties:

Name of party A: LAW Insurance Broker Co., Ltd. (hereinafter referred to as “Party A”)

Registered address: 5F, No. 311, Nanjing E. Rd., Songshan Dist., Taipei City, Taiwan

Postcode: 10595

Name of party B: Lee, Shu-Fen

ID No.: M221052909

Party A and party B shall reach following agreements:

1.	Term and Position of Employment

Party A appoints Party B as a senior management personnel of Party A (position: Chairwoman), the term of employment is from December 21th, 2018 to December 20th, 2021.

2.	Job description

Party B shall assist Party A in operating and managing insurance agency businesses during her term of employment, including but not limited to the following matters:

(1)	Business and administration planning.

(2)	Execution of resolution of the shareholders' meeting or the board of directors.

(3)	The appointment and dismissal of company employees and salesmen, except for internal auditors.

(4)	Execute company's financial management and use (the amount of NT) forty-five million or less at Party B’s discretion.

(5)	As the representatives (including the need to act as in writing (such as signing or any issue of official letters) and personal behaviors without written documents (such as participation in a meeting or event).

(6)	Other matters assigned by the Board of Directors of Party A.

3.	Remuneration and Condition of employment

(1)	Salary: Party A shall pay NT$ 300,000 to party B as the salary each month on fifth day of each calendar month. For less than one month, the Party A shall pay as one month.

(2)	Managerial allowance: NT$ 100,000 per month.

(3)	Bonus

Based on 1.25% of Party A’s income after tax

Each year, the Party A will remit such bonus to the designated bank account of Party B within five working days after the financial report is acknowledged by the shareholders' meeting of Party A.

(4)	Year-end Bonus

Party A should pay the Party B three times of the monthly salary as the year-end bonus when Party A pays the employee's year-end bonus to its employees every year.

In order to promote the effectiveness of Party B in handling the appointment set forth in Article 2, Party A agrees to provide Party B with a special amount of NT$ 100,000 per month. The fee shall be used and paid in accordance with the Article 3 (1), but Party B shall provide the documents or invoices for reimbursement.

4.	Special Provision

Party A agrees to provide Party B following benefits in the period of engagement:

(1)	Labor insurance;

(2)	Health Insurance;

(3)	Group insurance (the premium will be in accordance with the negotiation between the Party A and insurance company);

(4)	Domestic and foreign studies (unlimited domestic and one time for foreign);

(5)	Travelling (20 days for foreign, seven days 2 times in domestic);

(6)	General health examination (once a year, and with a (PET) photographic examination during the engagement.); and

(7)	Other benefits according to the Labor Standards Act or related regulations, including but not limited to, Severance compensation, workers' compensation or labor pension.

5.	Obligations of Party B

Party B shall be under the care of a good manager, take care of the Party A’s affairs with proper implementation and bear the following obligations during the engagement period:

(1)	During the engagement period and two years after termination shall not be appointed as the party of business and others engaged in the same or similar nature of the business as the Party A, but only in the Taiwan Area is limited.

(2)	Fulfill the obligation to protect the equipment (including software and hardware) of Party A.

(3)	In the event of a major incident on company operations, shall immediately report to the Board to discuss the solutions.

(4)	Execute the matters relating to the bounden duty of the chairwoman to perform the Companies Act, the Insurance Act or related regulations.

6.	Obligations of Party A

During the term of this Engagement, the Party shall:

(1) In accordance with the provisions of Article 3, Party B shall be given remuneration as scheduled and in full.

(2) In accordance with the provisions of Article 4, the implementation of various welfare measures.

(4) At the request of Party B, provide the necessary equipment for the execution of the appointment.

7.	Termination

This Engagement shall be terminated upon the expiration of this Engagement except the following conditions:

(1)	This Engagement shall be terminated once re-election of all directors and supervisors of Party A.

(2)	In the event that Party B disqualifies to act as the chairwoman, this Engagement shall be terminated.

(3)	Due to personal physical factors have been diagnosed by doctors and Party B is unable to act as the chairwoman, Party B may terminate this Engagement at any time after notifying Party A.

(4)	Party A decides to close the business, merge or make with 1/2 or more of its businesses or other capital to any third party, this Engagement shall be terminated.

(5)	Party B may notify Party A in writing to terminate this Engagement in writing more than one month in advance.

Except the above articles for terminating this Engagement, either party may claim damages incurred by any termination of this Engagement or refuse to fulfill the contractual obligations.

8.	Non-assignment

Either party may not assign or transfer this Engagement, in whole or in part, by operation of law or otherwise, without the other party’s express prior consent.

9.	General Provisions

(1)	In the event any matter or the interpretation of this Engagement is doubtful, the parties shall settle in accordance with the principle of good faith in addition to the provisions of the civil law, company law, insurance law or relevant laws and regulations.

(2)	Any waiver, modification, addendum or amendment of any provision of this Engagement will be effective only if in writing and signed by duly authorized representatives of each party.

(3)	All disputes arising out or in connection with this Engagement shall be settled by the first instance of the District Court of Taipei, Taiwan, Republic of China.

This Engagement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

In case this Engagement is contraindicated to previous verbal and written agreements, this Engagement shall be applied. Any modification of this Engagement s must adopt each party's agreement in written.

Party A: LAW Insurance Broker Co., Ltd. legal representative or principal (sealed by):	Party B (Sealed by): Lee, Shu-Fen
Date: December 21th, 2018	Date: December 21th, 2018